Exhibit 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact: Douglas J. Townsdin Chief Financial Officer (918)437-6881	Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Lowrance Reports First Quarter Results

Sales for Seasonally Weakest Quarter Increase 25%

     TULSA, OKLAHOMA, November 30, 2004 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) announced today that the net loss for the fiscal 2005 first quarter ended October 31, 2004 was $1,705,000, or $0.39 per share, compared to a loss of $1,571,000, or $0.42 per share, for the first quarter of fiscal 2004. Net sales increased 25% to $17,475,000, compared to $14,036,000 in the same quarter last year.

     Darrell Lowrance, president and chief executive officer, said, “We have consistently increased the number of new product offerings in each of the last three years, and for fiscal 2005, the Company is bringing more than 50 new SONAR and GPS products to market. The continual introduction of new products helped increase first quarter sales by 25%, and gross margin by 30%, for our seasonally weakest quarter. Gross margin also increased to 37%, compared to 36% of sales, in the first quarter last year. Although operating expenses increased 25% to support this record number of new product introductions, Lowrance’s first quarter operating loss still narrowed to 13% of sales from 14% of sales last year.

     “We have accelerated new product introductions by the addition of an average of 19 new design engineers since the first quarter last year. Additionally, through the employment of leading edge manufacturing and design technologies, including Chip-on-Flex (COF), Chip-on-Glass (COG), System-on-Chip (SOC) and ASIC circuitry, we have improved product performance while simultaneously reducing material and manufacturing expenses. These enhanced engineering and manufacturing capabilities have differentiated our products and improved our competitive advantage in the marketplace,” said Lowrance.

     In the first quarter, Lowrance commenced shipping the award-winning iWay 500C, a versatile, portable, on-dash automotive GPS that uniquely adds MP3 player functions to precision, auto-routing, turn-by-turn navigation with visual and voice prompts. The iWay 500C, which comes with a full complement of accessories, was recently named “Best New Mobile Electronics Entertainment Product for 2005” at the Specialty Equipment Market Association (SEMA) 2004 Show in Las Vegas, Nevada, the premier automotive specialty products trade event in the world.

     During the quarter, Lowrance completed a secondary public offering for 2,469,736 shares, which included an over-allotment option granted to the underwriter, JP Morgan Securities, Inc., at $24.00 per share. A total of 1,150,000 new shares were sold by the Company and the remaining shares were sold by stockholders. The Company now has 5,135,516 common shares outstanding.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance AutomotiveTM” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems for aftermarket automobile, RV and commercial markets) and aviation.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(tables attached)

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)(Unaudited)

	Three Months Ended
	October 31,
	2004	2003
NET SALES	$17,475	$14,036
COST OF SALES	10,931	8,984

Gross profit	6,544	5,052
OPERATING EXPENSES:
Selling and administrative	7,133	5,848
Research and development	1,691	1,230

Total operating expenses	8,824	7,078
Operating loss	(2,280)	(2,026)

OTHER EXPENSES:
Interest expense	122	206
Other, net	65	137

Total other expenses	187	343

LOSS BEFORE INCOME TAXES	(2,467)	(2,369)
BENEFIT FOR INCOME TAXES	(762)	(798)

NET LOSS	$(1,705)	$(1,571)
NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.39)	$(0.42)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	4,395	3,761
DIVIDENDS	$940	$940

LOWRANCE ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS

	Oct. 31,	Jul. 31,
ASSETS	2004	2004
	(in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$3,565	$1,412
Trade accounts receivable, net	8,079	10,276
Inventories	39,599	23,821
Current deferred income taxes	1,136	1,107
Prepaid income taxes	2,854	—
Prepaid expenses	2,563	2,041

Total current assets	57,796	38,657

PROPERTY, PLANT, AND EQUIPMENT, net	11,687	10,005
OTHER ASSETS	590	81

TOTAL ASSETS	$70,073	$48,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,417	$1,874
Accounts payable	9,377	6,072
Accrued liabilities:
Compensation and benefits	2,426	3,175
Product costs	2,215	1,968
Accrued taxes	156	671
Other	972	1,119

Total current liabilities	16,563	14,879

LONG-TERM DEBT, less current maturities	218	6,040
DEFERRED INCOME TAXES	2,021	1,169
STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized; 5,135,516 shares issued and outstanding at October 31, 2004; 3,761,196 shares issued and outstanding at July 31, 2004	514	377
Paid-in capital	34,316	7,449
Retained earnings	16,076	18,721
Accumulated other comprehensive income	365	108

Total stockholders’ equity	51,271	26,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,073	$48,743